CAPITAL SOUTHWEST CORPORATION ANNOUNCES SALE OF HEELYS, INC.

DALLAS – January 30, 2013 – Capital Southwest Venture Corporation (“CSVC”), a wholly-owned subsidiary of Capital Southwest Corporation (NASDAQ: CSWC),sold its 9,317,310 shares of common stock of Heelys, Inc. (“Heelys”) to Sequential Brands Group, Inc. (“Sequential”) pursuant to the merger of Heelys into a wholly-owned subsidiary of Sequential (the “Merger”). Pursuant to the Merger, which closed on January 24, 2013, Sequential acquired all of the outstanding shares of common stock of Heelys for $2.25 per share in cash.

The sale of CSVC’s 9,317,310 shares of Heelys’ common stock generated cash proceeds of $20,963,948 and a capital gain of $20,861,458.  In December 2006, CSVC recognized a gain of $31,070,149 when it sold 7,393,750 shares of Heelys during its initial public offering. This brings the total realized gain in Heelys to $51,931,607.  Additionally, in December 2008, CSVC received a dividend from Heelys in the amount of $9,317,310.

As a regulated investment company, the Capital Southwest Corporation (the “Company”), has the option to retain capital gain proceeds, pay the related taxes and pass along a tax credit to its shareholders or distribute the capital gain proceeds to its shareholders, who will then pay the related taxes.  The Company may make distributions anytime during the tax year ending December 31, 2013.

About Capital Southwest Corporation
Since Capital Southwest was formed in 1961, we have always sought to invest in companies with strong management teams and sound financial performance, As a public company, we are fortunate to have the flexibility to hold investments indefinitely. It is our dedication to this patient investment strategy that enables our portfolio companies to achieve their full potential. Visit our website www.capitalsouthwest.com to learn about our investment criteria and how our capital can accelerate your company's growth.

This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. Certain factors that may affect the Company and its results of operations, are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and the Company’s subsequent periodic filings with the Securities and Exchange Commission. The Company does not assume any obligation to update these forward-looking statements.  This release may also contain non-GAAP financial measures.  These measures are included to facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion.  Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided only to enhance investors overall understanding of our financial performance.

Contact:	Gary L. Martin or Tracy L. Morris
972-233-8242

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